EXHIBIT 99.1

WORLD AIRWAYS AND ITS PILOTS REACH
TENTATIVE AGREEMENT

Peachtree City, GA – January 16, 2004 – World Airways, Inc. (NASDAQ: WLDA) today announced that it has reached a tentative agreement with the International Brotherhood of Teamsters (IBT) for an extension of the agreement covering World’s cockpit crewmembers who are represented by the IBT.

The agreement, which became amendable July 1, 2003, will be extended three years from January 1, 2004, and provides for work rule changes and wage increases. The Company anticipates a thirty-day ratification period once the crewmembers receive details of the agreement.

Hollis Harris, chairman and CEO, stated “We’ve built a strong relationship with our pilots, and this has been a key component in the success of World Airways. We were able to reach a fair and equitable agreement that met the needs of the pilots and supported the financial goals for our company. This is a testament to the strength of our relationship with our pilots.

Utilizing a well-maintained fleet of international range, wide body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]

###